Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	08/25/2003

Servicing Certificate	Group 1
Beginning Pool Balance	266,478,782.27
Beginning PFA	0.00
Ending Pool Balance	242,657,655.94
Ending PFA Balance	-
Principal Collections	23,821,126.33
Principal Draws	-
Net Principal Collections	23,821,126.33
Active Loan Count	7,666

Interest Collections	1,790,843.92

Weighted Average Net Loan Rate	8.94000%
Substitution Adjustment Amount	0.00

Excess Cash	74,427.62

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	1.230%
Class A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	4.630%
Class A-3	57,053,235.34	33,157,681.39	0.2049085	23,895,553.95	251,509.68	0.00	4.98%	5.290%
Class A-4	109,924,000.00	109,924,000.00	1.0000000	0.00	549,620.00	0.00	16.52%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	415,762.50	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	14,045,546.93
Overcollateralization Amount Increase (Decrease)	74,427.62
Outstanding Overcollateralization Amount	14,119,974.55
Target Overcollateralization Amount	22,534,801.78

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,960,147.74		71	0.81%
Delinquent Loans (60 Days)*	1,301,581.61		29	0.54%
Delinquent Loans (90 Days)*	422,319.73		16	0.17%
Delinquent Loans (120 Days)*	248,308.59		10	0.10%
Delinquent Loans (150 Days)*	413,479.28		9	0.17%
Delinquent Loans (180+ Days)*	404,927.40		7	0.17%
REO	-		0	0.00%
Bankruptcy	1,743,713.56		47	0.72%
Foreclosures	510,150.99		10	0.21%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	1,355,277.10
Current Month Loss Amount	0.00
Current Month Recoveries	56.55
Ending Loss Amount	1,355,220.55	0.56%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0